Cardiff Oncology Data Continues to Demonstrate Efficacy of Onvansertib in Patients with KRAS-Mutated Metastatic Colorectal Cancer Presented at ASCO
–Positive data presented at ASCO follows announcement of Fast Track Designation granted by the FDA for onvansertib in second-line treatment of patients with KRAS-mutated mCRC
–89% overall clinical benefit achieved – objective response rate (ORR) of 44% (4 of 9 evaluable patients as of ASCO cutoff)
–One additional objective response achieved post ASCO reporting - ORR of 45% (5 of 11 evaluable patients)
–Data continues to demonstrate a ten-fold ORR over current standard-of-care of 4%
–Median progression-free survival is >6 months at data cutoff; 6 patients remained on treatment
–Safety and tolerability demonstrated across onvansertib dose levels evaluated to-date
SAN DIEGO (May 29, 2020) – Cardiff Oncology, Inc. (Nasdaq: CRDF), a clinical-stage oncology therapeutics company developing drugs to treat cancers with the greatest medical need for new treatment options, including KRAS-mutated colorectal cancer, Zytiga®-resistant prostate cancer and leukemia, today announced additional positive efficacy and favorable safety data were featured in a virtual oral poster presentation at the American Society of Clinical Oncology (ASCO) conference.
The new data from Cardiff Oncology’s ongoing Phase 1b/2 clinical trial of onvansertib in combination with FOLFIRI and Avastin® (bevacizumab) for second-line treatment of patients with KRAS-mutated metastatic colorectal cancer (mCRC) continues to demonstrate that primary efficacy endpoint of overall objective response (ORR), as measured by tumor regression, is ten-fold greater than current standard-of-care of 4%. To-date, 89% of evaluable patients in the onvansertib trial have achieved a clinical response and the response appears durable with patients having progression-free survival (PFS) of at least 6 months. Onvansertib has also shown its effectiveness in targeting the most prevalent KRAS mutation subtypes associated with colorectal cancer, which until recently have been considered to be undruggable.
“We are pleased to be participating in this clinical trial and importantly, our patients are not only tolerating the combination of onvansertib plus standard-of-care FOLFIRI and bevacizumab, but we are very encouraged by the efficacy we are seeing,” said Dr. Daniel Ahn, lead investigator and medical oncologist, Mayo Clinic Cancer Center, Arizona. “Being able to effectively treat patients with KRAS-mutated mCRC has been a challenge and their prognosis is poor. Onvansertib is showing great potential as a new second-line treatment option, in combination with standard-of-care, for these patients.”

“Our trial is achieving critical milestones and gaining momentum,” said Dr. Mark Erlander, Chief Executive Officer of Cardiff Oncology. “We continue to see safety and efficacy demonstrated and this, coupled with the FDA granting of Fast Track Designation, is further validation of the potential value of onvansertib to tackle the once undruggable KRAS-mutations that drive aggressive growth of CRC tumors.”

Highlights of the ASCO Presentation - Onvansertib in KRAS-Mutated mCRC Phase 1b/2 Trial

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•In the Phase 1b dose escalation, the 1st two dose levels (onvansertib 12 mg/m2 and 15 mg/m2) have been cleared for safety; the 3rd dose level (onvansertib 18 mg/m2) is enrolling; the maximum tolerated dose has not been reached to-date
•As of the data cutoff date, clinical response was observed in 8 (89%) of the 9 evaluable patients and post the data cutoff 1 additional patient achieved an objective response:
◦As of the ASCO cutoff date, 4 patients had experienced an objective response, and another 4 patients had stable disease
◦One patient proceeded to have successful curative surgery; an unprecedented event in this patient population
◦Progression-free survival (PFS) is >6 months, with 6 patients remaining on treatment
•Decreases in plasma KRAS mutation level during the first cycle of treatment are highly predictive of tumor regression and subsequent therapeutic response:
◦Onvansertib effectively targets all prevalent KRAS mutation subtypes associated with CRC
◦8 of the 9 patients had a KRAS mutation detected by ctDNA analysis at baseline (ddPCR and NGS)
◦Changes in KRAS mutant during cycle 1 of treatment were highly predictive of tumor regression:
▪5 patients had a decrease in KRAS mutant to non-detectable level in cycle 1 (28 days) and subsequent tumor regression at 8 weeks
•The Phase 2 continuation trial will further assess the safety and efficacy of onvansertib at the recommended Phase 2 dose (RP2D) in combination with FOLFIRI + bevacizumab, as well as the value of KRAS liquid biopsy to predict treatment response
About the Phase 1b/2 Clinical Trial of Onvansertib in KRAS-Mutated mCRC
The ongoing trial, A Phase 1b/2 Study of Onvansertib (PCM-075) in Combination with FOLFIRI and Bevacizumab for SecondLine Treatment of Metastatic Colorectal Cancer in Patients with a KRAS Mutation (NCT03829410) is evaluating the safety and efficacy of onvansertib in combination with standard-of-care FOLFIRI and Avastin® (bevacizumab). Up to 44 patients, with a confirmed KRAS mutation, metastatic and unresectable disease, who have failed or are intolerant of treatment with FOLFOX (fluoropyrimidine and oxaliplatin) with or without Avastin® (bevacizumab), will be enrolled. The trial is being conducted at two prestigious cancer centers: USC Norris Comprehensive Cancer Center and the Mayo Clinic Cancer Center.
About Onvansertib
Onvansertib is a first-in-class, third-generation, oral and highly-selective adenosine triphosphate (ATP) competitive inhibitor of the serine/threonine polo-like-kinase 1 (PLK1) enzyme, which is over-expressed in multiple cancers including leukemias, lymphomas and solid tumors. Onvansertib targets the PLK1 isoform only (not PLK2 or PLK3), is orally administered and has a 24-hour half-life with only mild-to-moderate side effects reported. Cardiff Oncology believes that targeting only PLK1 and having a favorable safety and tolerability profile, along with an improved dose/scheduling regimen will significantly improve on the outcome observed in previous studies with a former panPLK inhibitor in AML.

Onvansertib has demonstrated synergy in preclinical studies with numerous chemotherapies and targeted therapeutics used to treat leukemias, lymphomas and solid tumor cancers, including irinotecan, FLT3 and HDAC inhibitors, taxanes and cytotoxins. Cardiff Oncology believes the combination of onvansertib with other compounds has the potential to improve clinical efficacy in acute myeloid leukemia (AML), metastatic castration-resistant prostate cancer (mCRPC), non-Hodgkin lymphoma (NHL), colorectal cancer and triple-negative breast cancer (TNBC), as well as other types of cancer.
Cardiff Oncology has three ongoing clinical trials of onvansertib: A Phase 2 trial of onvansertib in combination with Zytiga® (abiraterone acetate)/prednisone in patients with mCRPC who are showing signs of early progressive disease (rise in PSA but minimally symptomatic or asymptomatic) while currently receiving Zytiga® (NCT03414034); a Phase 1b/2 Study of onvansertib in combination with FOLFIRI and Avastin® for second-line treatment in patients with mCRC with a KRAS mutation (NCT03829410); and a Phase 2 clinical trial of onvansertib in combination with decitabine in patients with relapsed or refractory AML (NCT03303339).
Cardiff Oncology licensed onvansertib (also known as NMS-1286937 and PCM-075) from Nerviano Medical Sciences (NMS), the largest oncology-focused research and development company in Italy, and a leader in protein kinase drug development. NMS has an excellent track record of licensing innovative drugs to pharma/biotech companies, including Array (recently acquired by Pfizer), Ignyta (acquired by Roche) and Genentech.

About Cardiff Oncology, Inc.
Cardiff Oncology (formerly Trovagene, Inc.) is a clinical-stage biotechnology company with the singular mission of developing new treatment options for cancer patients in indications with the greatest medical need. Our goal is to overcome resistance, improve response to treatment and increase overall survival. We are developing onvansertib, a first-in-class, third-generation Polo-like Kinase 1 (PLK1) inhibitor, in combination with standard-of-care chemotherapy and targeted therapeutics. Our clinical development programs incorporate tumor genomics and biomarker technology to enable assessment of patient response to treatment. We have three ongoing clinical programs that are demonstrating the safety and efficacy of onvansertib: a Phase 1b/2 study of onvansertib in combination with FOLFIRI/Avastin® in KRAS-mutated metastatic colorectal cancer (mCRC); a Phase 2 study of onvansertib in combination with Zytiga® (abiraterone)/prednisone in Zytiga-resistant metastatic castration-resistant prostate cancer (mCRPC); and a Phase 2 study of onvansertib in combination with decitabine in relapsed or refractory acute myeloid leukemia (AML). For more information, please visit https://www.cardiffoncology.com.
Forward-Looking Statements
Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of words such as "anticipate," "believe," "forecast," "estimated" and "intend" or other similar terms or expressions that concern Cardiff Oncology's expectations, strategy, plans or intentions. These forward-looking statements are based on Cardiff Oncology's current expectations and actual results could differ materially.  There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, our need for additional financing; our ability to continue as a going concern; clinical trials involve a lengthy and expensive process with an uncertain outcome, and results of earlier studies and trials may not be predictive of future trial results; our clinical trials may be suspended or discontinued due to unexpected side effects or other safety risks that could preclude approval of our product candidates; risks related to business interruptions, including the outbreak of COVID-19 coronavirus, which could seriously harm our financial condition and increase our costs and expenses; uncertainties of government or third party payer reimbursement; dependence on key personnel; limited experience in marketing and sales; substantial competition; uncertainties of patent protection and litigation; dependence upon third parties; our ability to develop tests, kits and systems and the success of those products; regulatory, financial and business risks related to our international expansion and risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations. There are no guarantees that any of our technology or products will be utilized or prove to be commercially successful.  Additionally, there are no guarantees that future clinical trials will be completed or successful or that any precision medicine therapeutics will receive regulatory approval for any indication or prove to be commercially successful. Investors should read the risk factors set forth in Cardiff Oncology's Form 10-K for the year ended December 31, 2019, and other periodic reports filed with the Securities and Exchange Commission. While the list of factors presented here is considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. Forward-looking statements included herein are made as of the date hereof, and Cardiff Oncology does not undertake any obligation to update publicly such statements to reflect subsequent events or circumstances.

Cardiff Oncology Contact:
Vicki Kelemen
VP, Clinical Development and Investor Relations
858-952-7652
vkelemen@cardiffoncology.com